Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Pacific Drilling S.A.:

We consent to the incorporation by reference in the registration statement (No. 333-194380) on Form S-8 of Pacific Drilling S.A. of our report dated April 2, 2018, with respect to the consolidated balance sheets of Pacific Drilling S.A. (Debtor in Possession) and subsidiaries (the Company) as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), which report appears in the December 31, 2017 annual report on Form 20-F of Pacific Drilling S.A.

Our report contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, is in violation of its debt covenants, and is facing risks and uncertainties surrounding its Chapter 11 proceedings that raise substantial doubt about its ability to continue as a going concern.

/s/ KPMG LLP

Houston, Texas
April 2, 2018